Exhibit 10.2

July 1, 2015

Martin A. Fritz
101 Green Valley Lane
McMurray, PA 15317

Dear Martin:

Thank you for the time discussing your background with Harry Pearce and me. We are excited to have you join our management team and have outlined the following offer of employment. Please note that as an officer subject to Section 16 of the Securities Exchange Act of 1934, your compensation is determined by the MDU Resources Group, Inc. Compensation Committee of the Board of Directors (the Compensation Committee) and the MDU Resources Group, Inc. Board of Directors:

Title: President and CEO, WBI Holdings, Inc. You will also be the President and CEO of its direct subsidiaries, including WBI Energy, Inc. We commonly refer to this as our Pipeline and Energy Services segment.

Hire Date: July 20, 2015.

Reporting Relationship: This position will report to me and be a member of our Management Policy Committee.

Duties: As President and CEO WBI Holdings, Inc., you will perform such duties as the MDU Resources Group, Inc. Board of Directors and I may from time to time require which are consistent with those customarily performed by a chief executive of a business such as WBI Holdings, Inc. You agree to devote your entire working time and energy to the interests and business of WBI Holdings, Inc.

Annual Base Salary: $400,000.

Annual Incentive (Executive Incentive Compensation Plan, or EICP): Target amount is 65% of base salary, and actual payment will range from 0% to 200% of the target amount. The 2015 EICP performance goals are:

1.	The Pipeline and Energy Service’s 2015 return on invested capital vs. goal (weighted 37.5% of the target)

2.	The Pipeline and Energy Service’s 2015 allocated earnings per share (EPS) vs. goal (weighted 37.5% of the target)

3.	MDU Resources Group’s diluted adjusted EPS (excluding Fidelity Exploration & Production Company) vs. goal (weighted 20% of the target) and

4.	Fidelity Exploration & Production Company’s (FE & P’s) pretax operating income excluding DD&A vs. goal (weighted 5% of the target).

Payment on each performance goal is scaled as follows:

Pipeline and Energy Services 2015 ROIC results as a % of 2015 goal (weighted 37.5%)	Payment of annual incentive target based on Pipeline and Energy Services 2015 ROIC	Pipeline and Energy Services 2015 EPS results as a % of 2015 goal (weighted 37.5%)	Payment of annual incentive target based on Pipeline and Energy Services 2015 EPS	Company 2015 diluted adjusted EPS results as a % of 2015 goal (weighted 20%)	Payment of annual incentive target based on Company 2015 diluted adjusted EPS	FE&P segment pretax operating income excluding DD&A as a % of 2015 target (weighted 5%)	Payment of annual incentive target based on E&P segment pretax operating income excluding DD&A
< 85%	0%	< 85%	0%	< 85%	0%	< 80%	0%
85%	25%	85%	25%	85%	25%	80%	25%
90%	50%	90%	50%	90%	50%	87%	50%
95%	75%	95%	75%	95%	75%	94%	75%
100%	100%	100%	100%	100%	100%	100%	100%
103%	120%	103%	120%	103%	120%	104%	120%
106%	140%	106%	140%	106%	140%	108%	140%
109%	160%	109%	160%	109%	160%	112%	160%
112%	180%	112%	180%	112%	180%	116%	180%
115%	200%	115%	200%	115%	200%	120%	200%

Also, there are five safety goals and for each goal missed in 2015 the incentive award payment is reduced by 1%.

For 2015, any EICP payment will be pro-rated to your hire date; but no less than $58,767, which is one-half the target amount pro-rated to your hire date. Payment will be made in cash and no later than March 10, 2016.

Long-Term Performance-Based Incentive Plan (LTIP): Target amount is 90% of base salary, and the type of award is performance shares and dividend equivalents.

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For 2015, the number of performance shares granted is 14,441 and is based on the following calculation:

(($400,000 X 90%) / $20.38) X (81.752%)

Where $20.38 is the average closing prices of our stock from June 1, 2015 through June 22, 2015, and

Where 81.752% represents the number of days in the performance cycle beginning July 20, 2015 (896) divided by the total number of days in the performance cycle (1096)

For the 2015 grant the performance period is January 1, 2015 through December 31, 2017, and from 0% to 200% of the performance shares granted will vest, depending on MDU Resources Group’s total shareholder return as compared to the performance graph peer group over the performance period. Payment would be made in common stock, one share of MDU Resources Group common stock for each performance share earned, with the related dividend equivalents paid in cash, in February 2018.

You will receive an award agreement, which describes this grant in more detail.

Stock Ownership Requirement: As a senior member of management you will be required to accumulate and retain three times your base salary in MDU Resources stock over the next five years. The LTIP award agreement requires that you retain 50% of the net after-tax shares earned under the award until the earlier of two years after the shares are issued or your termination of employment. Our expectation is that you retain shares paid to you under the LTIP until the stock ownership requirement is met.

Nonqualified Defined Contribution Plan (NQDCP): You will participate in the NQDCP for 2015 with a contribution to be made by WBI Energy, Inc. of $100,000 to an account in your name under the NQDCP.  The participants are selected by the Compensation Committee annually, and I will consider recommending you to the Compensation Committee for participation again in 2016. After four years of continued employment, each contribution and any earnings thereon will vest.  Distributions will be made to you in a lump sum after your employment ends or in annual installments in accordance with an election you will make.  Your investment options are limited to a select number of vehicles.  As a non-qualified plan, assets are subject to creditors of the Company.

Employee benefits: You will participate in WBI Energy, Inc.’s employee benefit programs as outlined in the attached summary, except that your vacation will accrue at a rate of 200 hours per year and will increase over time as if you began your career with 20 years of service. Also, to help in your relocation from McMurray to Bismarck, we will, for your first twelve months of employment, suspend the requirement that your paid vacation be limited to the number of days accrued. Note that the Incentive Compensation Plan is superseded by the Annual Incentive section of this letter.

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Relocation: To facilitate your move from McMurray to Bismarck, we will provide relocation assistance as outlined on the attached Relocation Benefits.

Two-year Employment Security: During the two years after your date of hire, if your employment terminates, other than for cause, after and as a result of any of the events referred to below, the Company will make a lump-sum payment to you of $500,000 within 30 days of your termination, or at such other time as may be required under applicable Internal Revenue Code provisions, including but not limited to Section 409A and subject to normal and customary tax withholding:

1.	There is a change in control of MDU Resources Group, Inc. The definition of change in control is Treas. Reg. Sect. 1.409A-3(i)(5).

2.	MDU Resources Group, Inc. divests WBI Holdings, Inc. or a significant portion of its assets. This excludes the sale of all or any portion of Fidelity Exploration & Production.

3.	There is a material diminution of your authority or job duties and / or a change to whom you report.

4.	There is a reduction in base salary other than a reduction in base salary imposed on all senior officers.

After July 20, 2017, your employment shall be on an “at will” basis, and can be terminated by you or the company at any time, for any reason, with or without notice.

Plan modifications: This summary speaks to the current structure of our various plans (annual and long-term incentive plans, employee benefits, etc.).  From time-to-time we change how these plans are structured.  Future changes, if any, would apply to your participation in these plans.

Confidential Information/Non-Disclosure: You acknowledge that the business of WBI Holdings, Inc. is highly competitive and that WBI Holdings, Inc. is providing you with access to Confidential Information relating to its business. “Confidential Information” means and includes WBI Holdings, Inc.’s confidential and/or proprietary information and/or trade secrets. Confidential Information includes, by way of example and without limitation, the following: (i) WBI Holdings, Inc.’s trade secrets, inventions, formulas, designs, drawings, specifications and engineering or production processes; (ii) information about WBI Holdings, Inc. (or other companies within the MDU Resources Group family of companies) employees and the terms and conditions of their employment; (iii) business plans; or (iv) any other confidential or proprietary information of WBI Holdings, Inc. or its customers, suppliers, vendors, investors, partners, or other third parties. You acknowledge that this Confidential Information constitutes a valuable, special, and unique asset used by WBI Holdings, Inc. in its business to obtain a competitive advantage. You further acknowledge that protection of such Confidential

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Information against unauthorized disclosure and use is of critical importance to WBI Holdings, Inc. in maintaining its competitive position.

You agree that you will not, at any time during or for 18 months after the termination of your employment with WBI Holdings, Inc. for any reason whatsoever, make any unauthorized disclosure of any Confidential Information, or make any use of Confidential Information, except in the carrying out of your employment responsibilities on behalf of the Company or as may be required by law or a court order. You also agree to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as WBI Holdings, Inc.’s Confidential Information.

Miscellaneous: To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the State of North Dakota. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

Again, we are excited to have you on the MDUR team and look forward to our mutual successes and accomplishments.

Sincerely,

/s/ David L. Goodin

David L. Goodin

I agree to the terms of Employment as described above:

/s/ Martin A.Fritz
Martin A. Fritz

Date: July 1, 2015

Attachments:	WBI Energy Summary of Employee Benefits - 2015
Relocation Benefits

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SUMMARY OF EMPLOYEE BENEFITS
2015

This is a brief description of your benefits. Coverage under any of these plans is not guaranteed.  The Company expects to continue the benefit plans indefinitely, but reserves the right to amend or terminate at any time.

MEDICAL
The Company offers a choice of two medical plans effective with the date of employment. The plans and premiums vary by plan design. All plans are self-funded and are administered by BlueCross BlueShield of Minnesota (BCBSMN).

The BlueCard PPO Plan is a managed care plan using a provider network. Services incurred are subject to a deductible, co-payment and any applicable co-insurance.

The Health Savings Account (HSA) plan is a high deductible plan that has a separate account that allows employees to contribute pre-tax money to build a balance to use towards eligible healthcare expenses. The Account is administered by SelectAccount.

Opt-Out Feature, if you elect to Opt-Out of the MDU Resources medical insurance due to other available coverage, you will receive $100/month. This taxable benefit will be included in your paycheck. If both you and your spouse are employees of the Company, the Opt-Out benefit is not available if either one of you is covered by the Company medical plan.

DENTAL
The Company offers three dental options, Dental Maintenance, Basic Dental, and Dental with Orthodontia for employees to choose from effective with the date of employment. The plans are self-funded and are administered by Delta Dental.

Dental Maintenance Plan pays preventative expenses at 100% with no deductible. This plan covers only diagnostic, preventative and basic restorative benefits (cleanings, x-rays, and fillings).

Basic Dental Plan pays preventative expenses at 100% with no deductible. The deductible for all other expenses is $50 per person per year. Basic restorative expenses are paid at 80%; major restorative expenses are paid at 50%. The annual maximum benefit payable from the plan is $1,500 per person.

Dental with Orthodontia Plan pays as above with an additional $1,500 lifetime maximum orthodontia benefit per person for those under age 19.

The dental plans have a 2-year lock-in provision that requires employees to maintain coverage in the dental plan of their choice for at least two years. Upgrades are allowed at annual enrollment, but restarts the 2-year lock-in requirement. As long as you see participating

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dentists in the Delta Dental PPO or Premier networks, you’ll take advantage of network benefits.

VISION
Vision insurance coverage is offered to employees effective with the date of employment. The vision plan is administered by VSP Vision Services. This benefit is not subsidized by the Company. As long as you see a participating VSP doctor, you’ll take advantage of network benefits.

LIFE
Term life insurance coverage is offered to employees effective with the date of employment.

Non-Contributory: The company provides at no cost to the employee one times annual earnings rounded to the next thousand to a maximum of $100,000.

Contributory: Employees can purchase additional coverage in increments of $25,000, $50,000, $100,000, $150,000, $200,000, $250,000 or $300,000 ($250,000 or $300,000 levels require Evidence of Insurability).

Dependent: Dependent life insurance for spouse and children is a voluntary benefit. The employee must be the designated beneficiary and be enrolled in Contributory Life Insurance. Employees may purchase life insurance for a spouse in increments of $15,000, $25,000,$35,000, $50,000, $100,000, or $150,000. (Evidence of Insurability is required for $100,000 and $150,000). Spousal life coverage cannot be elected at a higher amount than is currently carried by the employee.

Employees may also purchase coverage for their unmarried dependent child(ren) under age 26 in the amounts of $5,000 or $10,000.

VOLUNTARY ACCIDENTAL DEATH AND DISMEMBERMENT
24-hour accidental death and dismemberment coverage is offered to employees effective with the date of employment. Employees can purchase coverage in increments of $25,000,$50,000, $100,000, $150,000 or $200,000.

BUSINESS TRAVEL ACCIDENT COVERAGE
Business Travel Accident Coverage is a group insurance policy that provides 24-hour accident protection while on a company business trip. The company provides, at no cost to the employee, a principal sum coverage of $100,000.

EMPLOYEE ASSISTANCE PROGRAM (EAP)
Employees and their immediate family members are eligible to utilize EAP effective with the date of employment. EAP is a confidential assessment, counseling, and referral service staffed by trained professionals who can help employees and family members evaluate their personal concerns and help them take positive action toward solving them. The first assessment of the present problem and up to seven additional sessions is at no cost to the employee.

SICK LEAVE
In the first year of employment, up to 100 hours of sick leave can be paid. A total of 200 hours of sick leave pay is available within the first two years of employment. Beyond two years of employment, sick leave can be paid for up to 180 consecutive calendar days. Eligible

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employees will receive 100 percent of pay up to the first 90 consecutive calendar days of approved sick leave and 80 percent of pay for any approved sick leave thereafter not to exceed 90 consecutive calendar days.

LONG TERM DISABILITY
The LTD plan is intended to help provide financial protection in the event an employee is unable to work or suffers an income loss due to a disabling condition. The LTD plan provides 60% of income if an employee continues to be disabled after a 180 day elimination period. Replacement income is offset by other income such as workers compensation and social security benefits. Employees are eligible after completing one year of service. This plan is offered at no cost to the employee.

Employment terminates if the employee is unable to return to work and perform the essential functions of his or her job after 180 consecutive calendar days or after the 180 day LTD benefit waiting period, whichever is first. This does not affect the employee’s eligibility for continued receipt of LTD benefits through the insurer.

FLEXIBLE SPENDING ACCOUNT (FSA)
Employees are eligible to participate in the Flexible Spending Account (FSA) effective the latter of the first day of employment or the date the enrollment form is signed. Premiums paid for medical, dental and vision insurance coverage can be deducted from pay on a pre-tax basis. Also, money can be deferred to a health care and/or dependent care spending account on a pre‑tax basis with the money being used for health care expenses not reimbursed by insurance or otherwise, and dependent care expenses incurred while you are at work.

If you enroll in the HSA medical plan, your eligible FSA reimbursements are limited to dental and vision expenses until the HSA plan deductible has been satisfied.

401(K) PLAN
Employees are eligible to participate in the 401(k) Plan effective with the date of employment. Employees can defer up to an annual maximum amount of their income on a tax-deferred basis to this retirement plan. The company matches $.50 per dollar up to the first 6% of the employee’s contribution (a 3% match). Employee and Employer matching contributions to the plan are invested as directed by each participant. Benefits are available upon termination of employment or retirement.

401(K) PROFIT SHARING
Employees who are eligible for the 401(k) Plan (even if they are not making contributions to the Plan) are also eligible to participate in the Profit Sharing feature. The employee will be eligible if they are compensated for at least 1,000 hours of employment in that Plan Year. Employees participating in a management incentive compensation plan or an executive incentive compensation plan are not eligible for a Profit Sharing Contribution.

If WBI Energy, Inc. achieves a certain level of profitability, WBI Energy may credit eligible employees with a contribution equal to a certain percent of their eligible compensation as a Profit Sharing Contribution. This is based on WBI Energy’s attainment of profitability targets established each year pursuant to the following schedule:

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% of Target Profitability	Additional Profit Sharing Contributions
105%	1.0% (of eligible compensation)
110%	2.0%
115%	3.0%

An employee must complete a minimum of three years of vesting service to qualify for the Profit Sharing benefit upon termination of employment or retirement. A year of vesting service is generally defined as any calendar year in which you are compensated for at least 1,000 hours of employment.

401(K) RETIREMENT CONTRIBUTION
Employees are also entitled to receive a 5% Retirement Contribution. This 5% Retirement Contribution is in addition to the current 401(k) employer match, is invested as directed by each participant, and is not dependent on employee deferrals.

An employee must complete a minimum of three years of vesting service to qualify for the Retirement Contribution benefit upon termination of employment or retirement. A year of vesting service is generally defined as any calendar year in which you are compensated for at least 1,000 hours of employment.

HOLIDAYS
Employees are eligible for paid scheduled holidays effective with date of employment. There are ten scheduled holidays: New Year’s Day, President’s Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve Day and Christmas Day.

VACATION
Vacation is earned on a pay period basis and is available as accrued.

Years of Service	Hours Earned Per Year	Union Cap / Non-Union Cap
Up to 5	104	156	208
5 up to 7	120	180	240
7 up to 10	144	216	288
10 up to 14	160	240	320
14 up to 20	184	276	368
20 up to 29	200	300	400
29 or more	224	336	448

Non-union employees may accumulate vacation up to an amount equal to two times the annual rate at which it is being earned and union employees up to one and one-half times.

WORKER’S COMPENSATION
Workers’ Compensation insurance provides coverage for on the job accidents that result in an injury, your disability or death. It is funded 100% by employer contributions.

SOCIAL SECURITY
The amount of benefit you receive through Social Security will be based on your earnings record. You are fully insured (for the benefits your earning record qualifies you for) after completing 40 calendar quarters (10 years) in covered employment.

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To determine your eligibility for Social Security and to receive an estimate of your projected retirement benefits, contact the Social Security Administration at 1-800-772-1213 or their web site: www.ssa.gov/mystatement.

The cost of this program is shared by yourself and your employer. The company contributes 6.2% and the employee contributes 4.2% of your gross income up to an annual maximum.

MEDICARE
Medicare is our country’s health insurance program for individuals age 65 or older and certain individuals with disabilities.

Medicare is funded equally by yourself and your employer, at 1.45% of gross income with no annual maximum.

UNEMPLOYMENT
Unemployment taxes provide benefits for qualifying unemployed persons on a national scale. It is funded 100% by employer contribution to the Federal and State government agencies.

ADDITIONAL BENEFITS
There are a number of other benefits of significant value which are part of your compensation package, including the following:

Health Reimbursement:
Recognizing that every employee has unique motivators to healthy living, wellness, and fitness, the Company has established a $150 maximum annual (calendar year) reimbursement subject to individual income taxes for any of the following health, wellness, or fitness options of the employee’s choice.

•	Fitness Facility Membership

•	Participation in a Weight-Loss or Personal Coaching Program

•	Fitness Equipment

•	Resource Materials

Incentive Compensation Plan:
The Company offers an incentive compensation plan based on eligibility requirements should certain financial, safety and individual goals be met.

Training and Education Assistance:
To assist employees in their career development, the company will provide financial support for employee training and education that is beneficial to both the individual and the company.

Jury Duty:
Employees will be provided with regular pay for time served on jury duty during the employee’s regularly scheduled hours of work.

Bereavement Leave:
Up to four consecutive days may be granted with pay based on the relationship of the deceased.

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Military Leave:
Employees will be granted a leave of absence without pay for required military training or volunteer service. Regular full-time employees called to active duty, shall be paid the difference between military base pay and up to 40 hours per week of company pay on a straight time basis, for the tour of duty but not to exceed one year.

Service Award Program:
Employees are recognized with a service award in 5 year increments.

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Relocation Benefits
You are being offered the following benefits associated with your employment as the President and CEO of WBI Energy, Inc.
House Finding - Reasonable expenses incurred for two (2) house or apartment finding trips for you and your spouse and daughters. In addition to the House Finding provision, during the period of time between your date of hire and relocation of your spouse and daughters to Bismarck, or sale of your home in Pittsburgh, whichever is later, the Company will pay the reasonable expenses incurred for four (4) trips between Pittsburgh and Bismarck. A “trip” for purposes of this provision is roundtrip airfare to Pittsburgh or roundtrip airfare to travel to Bismarck for you, your spouse, and/or daughters.
Temporary Living - The Company will reimburse you up to $3,000 per month for six (6) months of temporary living. Please note that this reimbursement will be made from our payroll department and will be taxable to you.
Storage of Households Goods - If needed, the Company will pay for up to six months of storage of household goods.
En Route Expenses - Reasonable expenses incurred during the actual move from the Pittsburgh area to the Bismarck area.
Moving of Household Goods and Personal Effects - The Company will pay actual and reasonable costs incurred in moving your household goods and personal effects. Company payment to move large (e.g., motorhome, boat) or high-value (e.g., rare art) will need to be approved in advance.
Relocation Allowance - One (1) month’s salary subject to normal withholding taxes.
Disposal of Current Home - We will reimburse you for the following home sale expenses:

a.	Reasonable attorney’s fees associated with the transaction, up to $5,000;

b.	Federal, State, and local transfer taxes;

c.	Search fees and title insurance;

d.	Brokerage commission of a licensed real estate broker;

e.	Mortgage prepayment penalties;

f.	Recording fees;

g.	Any other fees or expense approved in advance in writing by the Company.

Also, the Company will pay a bonus of three percent (3%) of the sales price, up to a maximum of $15,000, subject to normal withholding taxes.
Acquiring a New Home - The Company will reimburse you for the following expenses associated with acquiring a new home. In order to qualify for this benefit, a new home must be purchased at the new location within twelve months of beginning work at the new location.

a.	Title search and title insurance;

b.	Mortgage service charges and mortgage taxes;

c.	Bank applications and processing and appraisal fees;

d.	Recording and notary fees;

e.	State and local transfer taxes;

f.	Termite inspection;

g.	Land survey;

h.	Reasonable attorney’s fees associated with the transaction, up to $5,000;

i.	Origination fees or points up to a maximum of two percent (2%) of the new mortgage amount;

j.	Home inspection;

k.	Any other fees or expenses approved in advance in writing by the Company.

Resignation - Should you resign from the Company within one year of the movement of your household goods and personal effects to the Bismarck area you will be required to reimburse the Company for all payments made to you or any third parties associated with the relocation.

Note, any monies paid to you under this Relocation Benefits arrangement will be taxed at the higher IRS supplemental income rate. Additionally, reimbursement for some of the items listed above may be taxable to you.